Exhibit 23.3
CONSENT OF JOHN T. BOYD COMPANY
We hereby consent to the reference to our firm in the Prospectus contained in Amendment No. 6 to the Registration Statement on Form S-1 of Oxford Resource Partners, LP and any amendments thereto. We hereby further consent to the use of the information contained in our report, dated as of March 3, 2010, relating to estimates of reserves of Oxford Resource Partners, LP located in Northern Appalachia and the Illinois Basin.

John T. Boyd Company
By:	/s/ Ronald L. Lewis
Ronald L. Lewis
Managing Director and Chief Operating Officer

Dated: July 2, 2010